Exhibit 4.16

[Unofficial Translation from Hebrew Original]

Addendum 2 to the Lease Agreement of July 10, 2017

Prepared and signed in Tel Aviv on June 3, 2023

between	Minrav Group Ltd. 52-0034505

(Formerly Unihead Biopark Ltd.)

Raoul Wallenberg Street 24, Ziv Tower, Building D, Tel Aviv

(“the Company”)

On the one hand;

And	BiondVax Pharmaceuticals Ltd. 51346105

From Building Minrav Campus Hadassah Ein Karem, Floor 2

(“the Tenant”)

On the other hand;

Whereas:	an unprotected lease agreement, with its extensions and additions (“the Lease Agreement”), was signed between the parties on July 10, 2017, by virtue of which the Lessee leases from the Company laboratories and offices in an area of approximately 1,845 square meters (gross) which constitutes the entire area of the second floor (“the Leased”), in a building in the compound of the medical campus of Hadassah and the Hebrew University of Ein Kerem in Jerusalem (“Structure”), as specified in the Lease Agreement;

Whereas:	And the tenant contacted the Company with a request to lease two (2) additional parking spaces in addition to twenty (20) Parking Spaces (as defined with Addendum No. 1 to the Lease Agreement), which the Tenant leases from the Company;

Whereas:	the Company complied with the request of the Tenant to lease two (2) additional parking spaces, all subject to the provisions of the Lease Agreement and the terms of this Addendum as detailed below.

Therefore, it was agreed, declared and stipulated between the parties as follows:

1.	Introduction and Interpretation

1.1.	The preamble and appendices to this addendum are an integral part of it.

1.2.	The headings of the sections have been added for convenience purposes only and will not be used for the interpretation of this Addendum.

1.3.	The terms in this Addendum shall have the meaning set forth in the Lease Agreement, to the extent that they have not been expressly changed and with the required changes.

1.4.	Previous drafts of this Addendum shall have no weight in connection with the interpretation of the Lease Agreement and/or this Addendum and shall not be admissible in any judicial or quasi-judicial proceeding.

2.	Additional Parking

2.1.	The Company hereby leases to the Tenant, and the Tenant leases from the Company two (2) additional unmarked covered parking spaces (the “Additional Parking Spaces”).

2.2.	The provisions of the Lease Agreement, including (but not derogating) the first Addendum to the Lease Agreement, with the necessary changes, will continue to apply to the lease of the Additional Parking Spaces.

3.	Lease Period

The lease period of the Additional Parking Spaces will begin on June 5, 2023 and end upon the end of the lease period, including the option period (if exercised), as stated in the Lease Agreement (the “Lease Period of the Additional Parking”).

4.	Lease Payments

4.1.	The Tenant undertakes to paythe Company during the Lease Period of the Additional Parking lease payments for the Additional Parking Spaces, as detailed below: the Tenant will pay during the Lease Period of the Additional Parking Spaces, including the Option Period (if exercised), for the use of the Additional Parking Lots (i.e., two (2) parking spaces) the sum of NIS 490 (four hundred and ninety New Shekels) for each parking space, and in total, the Tenant will pay lease payments for the use of the Additional Parking Spaces in the sum of NIS 950 (nine hundred and fifty new shekels), plus indexation differences, all together with VAT in law (the “Fees for the Use of the Additional Parking”).

5.	Index

The Fundamental Index is the Index known at the time of the signing of this Addendum (the “Index”).

6.	Insurance

6.1.	For the avoidance of doubt, it is clarified that the insurance obligations that apply to the parties are in accordance with the provisions of section 20 of the Lease Agreement and the appendices of the insurance certificates that were attached to the Lease Agreement as Appendices H1 and H2.

6.2.	Without derogating from the aforesaid, it is agreed that in light of the provisions circular of the Supervisor of Insurance regarding the provision of a uniform version of the insurance approvals (Uniform Insurance Approval) by virtue of the Supervision of Financial Services (Insurance) Law, 5741-1981 and the update of the circular dated February 1, 2023 on the date of signing this Addendum, the Tenant shall provide the Company with updated insurance certificates in the form attached to this Addendum as Appendices A1and A2.

7.	General

7.1.	The provisions of the Lease Agreement, with the necessary changes, will continue to apply to the lease of the Additional Parking Spots and this Addendum.

7.2.	For the avoidance of doubt, it is clarified that in any case of a clear contradiction between the provisions of the Lease Agreement and this Addendum, the provisions of this Addendum will prevail.

7.3.	Any other or additional changes to the Lease Agreement or this Addendum shall be made in writing and signed by the parties, otherwise they shall be invalid.

And as proof, we have come to the signatory

/s/	/s/ Amir Reichman /s/ Mark Germain
Minrav Group Ltd.	BiondVax Pharmaceuticals Ltd.
Company	The Tenant